UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549


                       SCHEDULE 13G
                      (Rule 13d-102)

         Under the Securities Exchange Act of 1934

                   (Amendment No. One)*


            First Washington Realty Trust, Inc.
---------------------------------------------------------
                     (Name of Issuer)


                       Common Stock
---------------------------------------------------------
              (Title of Class of Securities)

                         337489504
           -------------------------------------
                      (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT
TO WHICH THIS SCHEDULE IS FILED:

       X       Rule 13d-1(b)
      ---
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  337489504

1    NAME OF REPORTING PERSON

          Heitman/PRA Securities Advisors LLC
          IRS ID# 36-4265577


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                     (a)  ----

                                     (b)    X

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                             5    SOLE VOTING POWER
NUMBER OF SHARES                     0
BENEFICIALLY OWNED
BY EACH REPORTING            6    SHARED VOTING POWER
PERSON WITH                          0

                             7    SOLE DISPOSITIVE POWER
                                     0

                             8    SHARED DISPOSITIVE
                                  POWER
                                     0


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON
       0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0

12 TYPE OF REPORTING PERSON (See Instructions)
       IA

ITEM 1 (A) NAME OF ISSUER:

     First Washington Realty Trust, Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
           OFFICES:

     4350 East - West Highway
     Suite 400
     Bethesda, MD  20814

ITEM 2 (A) NAME OF PERSON FILING:

     Heitman/PRA Securities Advisors LLC

ITEM 2 (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
NONE, RESIDENCE:

     180 North LaSalle Street, Suite 3600
     Chicago, Illinois 60601

ITEM 2 (C) CITIZENSHIP:

     Delaware

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2 (E) CUSIP NUMBER:  337489504

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE
          13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE
          PERSON FILING IS A:

ITEM 3 (E) An Investment Adviser in accordance with Rule
13d-1(b)(1)(ii)(E).

ITEM 4    OWNERSHIP:

ITEM 4 (A) AMOUNT BENEFICIALLY OWNED:

     0

ITEM 4 (B) PERCENT OF CLASS:

     0

ITEM 4 (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   sole power to vote or to
                 direct the vote                0
           (ii)  shared power to vote or to
                 direct the vote                0
           (iii) sole power to dispose or
                 to direct the disposition of   0
           (iv)  shared power to dispose or to
                 direct the disposition of      0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     This statement is being filed to report the fact that as of the date hereof, Heitman/PRA Securities
Advisors LLC has ceased to be the beneficial owner of more than five percent of the class of securities.


ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
          OF ANOTHER PERSON.

     Not applicable.

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP.

     Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10   CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 28, 2000

                         /s/Nancy B. Lynn
                         -----------------------
                         NANCY B. LYNN,
                         Vice President